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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE
                                              Contacts:
December 29, 2000                             Troy McCombs for IFT
                                              Coltrin & Associates
                                              (212) 221-1616

Sheldahl, Inc.                                Jennifer Weichert for Sheldahl
1150 Sheldahl Road                            Weichert Financial Relations, Inc.
Northfield, MN  55057                         (651) 261-5330


          SHELDAHL AND INTERNATIONAL FLEX TECHNOLOGIES COMPLETE MERGER

     COMPANY APPOINTS NEW CHIEF EXECUTIVE OFFICER; CASH INFUSION STRENGTHENS
                                  BALANCE SHEET

Northfield, MN -- December 29, 2000 - Sheldahl, Inc. (NasdaqNM: SHEL) and International Flex Technologies, Inc. (IFT) today announced they have completed the previously announced merger of the two companies. In connection with the merger, Sheldahl has appointed Donald R. Friedman as its Chief Executive Officer and Edward L. Lundstrom has resigned from the Company. Mr. Friedman previously held the position of CEO at IFT. Sheldahl will operate under its current name with IFT as an operating subsidiary. Sheldahl will continue to be listed on the Nasdaq National Market and trade under its current stock symbol.

In connection with the merger, Morgenthaler Partners, Ampersand Ventures and Molex Incorporated have each completed their respective previously announced equity and debt investments in the Company. Details of the transactions were filed by Sheldahl in Forms 8-K on November 13, 2000 and December 20, 2000, both of which can be found on the Company's website at www.sheldahl.com.

"Completion of the transactions represents the culmination of months of hard work. Together, the two companies have excellent prospects for growth and development benefiting Sheldahl's shareholders, customers and employees in the coming months and years," said John Lutsi, the new Chairman of Sheldahl and general partner at Morgenthaler. "We are pleased that Don has accepted his new role as Sheldahl's CEO. Under Don's previous leadership, IFT became a major force in the market, offering customers unmatched world-class products and technology. We will look to him to leverage the complementary strengths of these two businesses."

                                     -more-





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"I am very pleased to be part of the new Sheldahl. We have an excellent opportunity to create a strong and vibrant company," said Mr. Friedman. "Over the next 100 days, we will be carefully reviewing every aspect of Sheldahl's business to improve processes, reduce infrastructure costs and enhance performance."

Sheldahl, Inc. is a leading producer of high-density substrates, high quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive electronics and data communications markets. The Company, which is headquartered in Northfield Minnesota, has operations in Northfield: Longmont, Colorado; South Dakota; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Sheldahl's Commons Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the Symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at http://www.sheldahl.com.

International Flex Technologies Inc., now a wholly owned subsidiary of Sheldahl, is a leading producer of fine-line, high quality flexible circuits for sale to the electronics, data communications and medical markets. The company, now a division of Sheldahl has operations in Endicott, New York. Information on IFT can be found on the World Wide Web at http://www.internationalflex.com.

Morgenthaler Partners is a private equity investment firm with offices in Cleveland, Ohio and Menlo Park, California, with approximately $1.0 billion under management. Information on Morgenthaler can be found on the World Wide Web at http://www.morgenthaler.com .

Ampersand Ventures is a private equity investment firm with offices in Wellesley, Massachusetts and San Diego, California, with approximately $350 million in capital under management. Information on Ampersand Ventures can be found on the World Wide Web at http://www.ampersandventures.com

Molex Incorporated is a 62-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 52 manufacturing facilities in 19 countries and employs approximately 17,650 people. For more information please go to http://www.molex.com.

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: the achievement of Sheldahl's projected operating results, the ability of Sheldahl to successfully obtain waivers from its lenders for defaults on its debt covenants, the achievement of efficient volume production and related sales revenue results at Longmont, the ability of Sheldahl to identify and successfully pursue other business opportunities. Additional information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended September 1, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.

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